UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 31, 2004

MISSION ENERGY HOLDING COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	333-68632	95-4867576
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

2600 Michelson Drive, Suite 1700 Irvine, California 92612
(Address of principal executive offices, including zip code)

949-852-3576
(Registrant’s telephone number, including area code)

Items 1 through 4 and 6 through 12 are not included because they are inapplicable.

This current report includes forward-looking statements. Mission Energy Holding Company has based these forward-looking statements on its current expectations and projections about future events based upon knowledge of facts as of the date of this current report and its assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that may be outside Mission Energy Holding Company’s control. Mission Energy Holding Company has no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This current report should be read in conjunction with Mission Energy Holding Company’s 2003 Annual Report on Form 10-K. Capitalized terms used in this current report which are not specifically defined have the meanings set forth in the other reports.

Item 5.  Other Events

Exercise of Term Loan Put-Option

As previously reported in Mission Energy Holding Company's (MEHC's) 2003 Annual Report on Form 10-K, the lenders under MEHC’s $385 million term loan due in 2006 have the right to require MEHC to repurchase up to $100 million of principal at par on July 2, 2004 (referred to as the "Term Loan Put-Option"). The deadline for exercise of the Term Loan Put-Option was April 5, 2004. As of that date, MEHC had received exercise notices relating to 100% of the Term Loan Put-Option.

Sale of Brooklyn Navy Yard Project

On March 31, 2004, MEHC’s subsidiary Edison Mission Energy (EME) completed the sale of 100% of the stock of Mission Energy New York, Inc., which holds a fifty percent partnership interest in Brooklyn Navy Yard Cogeneration Partners, L.P., for a sales price of approximately $42 million.  Brooklyn Navy Yard Cogeneration Partners owns a 286-megawatt cogeneration plant located in Brooklyn, New York.  As disclosed in MEHC's 2003 Annual Report on Form 10-K, EME previously recorded an impairment charge (before tax) of $53 million during the fourth quarter of 2003 related to the planned disposition of this investment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Mission Energy Holding Company

(Registrant)

Date:	April 7, 2004	/s/ Raymond W. Vickers
RAYMOND W. VICKERS
Senior Vice President and General Counsel